                                                                    EXHIBIT 99.1



                               Dated June 17, 2002

                                   PROSPECTUS

                          CREATIVE HOST SERVICES, INC.
                         16955 Via del Campo, Suite 110
                           San Diego, California 92127

                         465,000 Shares of Common Stock

     This Prospectus covers 450,000 shares of the Common Stock, no par value of Creative Host Services, Inc., a California corporation ("CHST"), issuable upon the exercise of stock options granted and to be granted under CHST's 2001 Stock Option Plan (the "Plan") and 15,000 shares of the Common Stock, no par value of CHST, to be issued for services rendered to CHST (collectively, the "Common Stock"). The shares covered by this Prospectus include 270,000 shares of Common Stock issuable upon the exercise 270,00 outstanding stock options already granted under the Plan (the "Options"), and up to 180,000 additional shares of Common Stock which may be issued upon the exercise of stock options which have not yet been granted under the Plan. Stock options granted or to be granted under the Plan are held or are expected to be held by the directors, executive officers, employees and consultants of CHST, and the 15,000 shares of the Common Stock, no par value of CHST will be held by one individual (collectively, the "Selling Securityholders"). We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.

     A copy of the complete Plan is attached to this Prospectus as Exhibit A. The Plan describes its general purpose, its duration, the scope of persons eligible to participate, the securities offered, the procedure for the exercise of stock options, and other terms and conditions of the Plan. Please review the Plan carefully before exercising stock options or purchasing shares from Selling Securityholders.

     Our common stock trades on the NASD OTC Bulletin Board Market under the symbol "CHST" and the last bid price and ask price on June 6, 2002 for the Common Stock as reported on the NASD OTC Bulletin Board Market was $1.45 and $1.57, respectively.

     For a discussion of certain factors that should be considered in connection with an investment in our Common Stock, see "Risk Factors" beginning on page 3.

                            -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

     The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of

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discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

                             ADDITIONAL INFORMATION

     This Prospectus is part of a Registration Statement on Form S-8 (together with all amendments and exhibits (the "Registration Statement") which has been filed by CHST with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Our Common Stock is traded on the NASD OTC Bulletin Board Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

     1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

     2. The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002.

     3. The Registrant's Information Statement on Schedule 14C filed with the Securities and Exchange Commission on January 7, 2002.

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     4.   All other reports filed by the Registrant pursuant to Section 13(a),
          14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 2000.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices:
Creative Host Services, Inc., 16955 Via del Campo, Suite 110, San Diego, California 92127, telephone number (858) 675-7711.

                                  RISK FACTORS

     Purchasing shares of Common Stock in Creative Host Services, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

Forward-Looking Statements

     The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CHST to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, our business prospects or any other aspect of our business, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving us and our employees, higher than anticipated labor costs, the possible fluctuation and volatility of operating results and financial condition, failure to make planned business acquisitions, failure of new businesses, if acquired, to be economically successful, decline in our stock price, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.

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Need for Additional Capital

     We may not have sufficient cash flow from our current operations to enable us to acquire and build additional locations at our historic growth rate. We may be required to raise additional capital in the future to build out capital improvements for any newly awarded concession locations. We had net income of $586,261 for the year ended December 31, 2001 (approximately 1.9% of revenues) and a net loss of $68,328 for the fiscal year ended December 31, 2000 (approximately minus 0.3% of revenues). Failure to secure adequate capital to bid, win, retain or service concession contracts will hinder our growth or force us to franchise valuable locations that we would otherwise prefer to operate directly. In addition, we presently utilize equipment leasing to finance some of our operations. Additional lease financing with rates acceptable to us may not be available, in which case we will be required to raise additional capital or cease our expansion program until such financing or capital is made available, if ever.

Dependence on Airport Concession Business

     We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Like other concession business operators, we must maintain our reputation with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. We cannot be certain that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

Concessions Subject to Set Asides and Special Requirements

     Prior to our initial public offering in July 1997, we qualified as a Disadvantaged Business Enterprise ("DBE") based on Mr. Ali's ownership of all of our common stock. Our historical success in securing concession locations may have been partially attributed to our DBE status. The impact of the initial public offering on our status as a DBE and the impact of any such potential loss of DBE status on our ability to secure new concession locations is unclear. To the extent that our historic rate of success in securing new airport concessions was partially attributable to our status as a DBE, that growth rate may decline if we is not recognized as a DBE or if DBE programs are eliminated or curtailed.

Possible Early Termination of Concessions

     Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of our significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we

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have not received notice that any airport authority is contemplating the early termination of any of our concessions. Nevertheless, we cannot be certain that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future which could hurt our profitability.

Possible Delay in Commencement of Concession Operations

     The commencement of our concession operations at any airport location is subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. We have, in the past, experienced delays in commencing operations because of decisions by airport authorities. One of our franchisees had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. Consequently, we bear the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for us to construct facilities during peak travel periods would adversely impact our cash flow.

Dependence on Key Personnel and Need to Attract Qualified Management

     Our success will depend largely upon our management team. Sayed Ali, our Chairman of the Board, President and Chief Executive Officer, entered into a new five-year employment agreement which commenced as of January 1, 2000. The employment agreement provides for an annual salary for Mr. Ali of $225,000 in 2002, $248,000 in 2003 and $275,000 in 2004. Mr. Ali is also entitled to be granted 60,000 additional stock options, all of which are now vested. The exercise price is 110% of the fair market value of the stock on the date of grant, and the exercise period is three years from the date of vesting. In the event of a loss of the services of Mr. Ali, our business could be harmed because we may not be able to obtain successor management of equivalent talent and experience. We obtained a $1,000,000 key man policy on Mr. Ali which we own. Given our stage of development, we are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. The failure to attract, assimilate and train key personnel could harm our business.

Highly Competitive Industry Dominated by Larger Competitors

     We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than us, including, but not limited to, HMS Host, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than we have. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. We may not be able to compete successfully for concessions with these businesses which may slow our profitability and growth.

Dependence upon Continuing Approvals from Government Regulatory Authorities

     The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While we have not

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experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could harm our operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would make those closed facilities unprofitable. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

No Assurance of Enforceability of Trademarks

     We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. We cannot be sure the trademark office will grant registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks. Should we believe that our trademarks are being infringed upon by competitors, we may not have the financial resources necessary to enforce or defend our trademarks and service marks.

Seasonality

     Because our airport concession business is dependent on pedestrian traffic at domestic airports, we experience some seasonality consistent with enplanements and general air traffic patterns. Accordingly, our revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

Risks of Decline in Stock Price

     Our stock price has been volatile. The stock market in general has been extremely vulnerable and we cannot promise that the price of our common stock on the NASDAQ market will not decline. We may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

Control by Principal Shareholder

     The principal shareholder of the Company, Mr. Sayed Ali, beneficially owns approximately 13.5% of the outstanding shares of our capital stock. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered by the Selling Securityholders. If the Selling Securityholders determine to exercise their Options in order to sell shares under this Prospectus, we will receive the proceeds of the exercise of the Options. If all of the Options are exercised, we would receive net proceeds of $322,450. We plan to use any such net proceeds for working capital, build out of locations and acquisitions. The amounts actually expended for each such use, if any, are at our discretion and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenues and the amount of cash generated by our operations. To the extent we do not utilize such proceeds immediately, such proceeds will be invested in United States government or

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governmental agency securities or short-term insured certificates of deposit.

                                    DILUTION

     The difference between the public offering price per share of Common Stock and the as adjusted pro forma net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

     As of March 31, 2002, the pro forma net tangible book value of CHST was $12,511,694 or approximately $1.59 per share of Common Stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after March 31, 2002, other than to give effect to the exercise of 160,000 stock options at an exercise price of $1.13 per share, the exercise of 30,000 stock options at an exercise price of $1.34 per share, the exercise of 10,000 stock options at an exercise price of $1.05 per share, the exercise of 45,000 stock options at an exercise price of $1.30 per share, the exercise of 10,000 stock options at an exercise price of $1.10 per share, the exercise of 15,000 stock options at an exercise price of $1.43 per share, and the issuance of 15,000 for legal services rendered, the pro forma net tangible book value at March 31, 2002, would have been $12,834,144 or approximately $1.58 per share. As of March 31, 2002, the net tangible book value per share of Common Stock owned by CHST's current stockholders would have decreased by approximately $0.01 without any additional investment on their part and the Selling Securityholders will incur a blended average immediate positive increase in value of approximately $0.45 per share from the exercise price. "Dilution" means the difference between the offering price and the pro forma net tangible book value per share after giving effect to the offering. Holders of Common Stock may be subjected to dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the positive increase in value which Selling Securityholders will incur and the decrease in value to current stockholders as a result of this offering:

    Blended price per share and exercise price per share(1).............. $1.13
    Pro forma net tangible book value per share as of March 31, 2002(2)..  1.59
    Decrease per share attributable to this exercise..................... (0.01)
    Pro forma net tangible book value after exercise.....................  1.58
    Positive increase in value per share to new investors................  0.45

-------------

(1) Assumes that all 270,000 Options are issued and exercised. Assumes 15,000 shares are issued for legal services rendered.

(2)  Based on 7,845,962 shares of Common Stock outstanding as of March 31, 2002.


                             SELLING SECURITYHOLDERS

         Except for the 15,000 shares of Common Stock to be owned by one individual, the shares of Common Stock being offered by the Selling Securityholders are issuable to them upon the exercise of stock options granted or to be granted to them under CHST's 2001 Stock Option Plan. The 15,000 shares outside of CHST's 2001 Stock Option Plan will be issued to Mark J. Richardson, Esq., legal counsel to CHST, for legal services rendered. As of the date of this Prospectus, a total of 270,000 stock options have been granted and are outstanding under the Plan, none of which have been exercised, and 180,000 stock options remain authorized and not yet granted. Until we satisfy the requirements for the use of Form S-3, the shares of Common Stock being offered by the Selling Securityholders are subject to the volume restrictions specified in Rule 144(e) of the Securities Act of 1933, as amended.

     The following table set forth certain information with respect to the outstanding stock options under the Plan as of June 17, 2002. Beneficial ownership of the Common Stock by such Selling Securityholders after this offering will depend on the number of stock options exercised by them and the number of shares of Common Stock sold by each Selling Securityholder.


                                                      No. of Stock
       Name of Stock                Position            Options          Exercise         Vesting        Expiration
       Option Holder               With CHST             Owned             Price          Schedule           Date
       -------------               ---------             -----             -----          --------           ----
Sayed Ali(8)                 Chief Executive            15,000(1)         $1.43(2)      7,500 vested      01/01/2007
                             Officer, President,
                             and Chief Financial
                             Officer

John P. Donohue, Jr.(9)      Director                   45,000(3)         $1.13(4)     30,000 vested      04/27/2011
                                                        15,000(5)         $1.34(4)      5,000 vested      08/01/2011
                                                        15,000(6)         $1.30(4)      5,000 vested      01/04/2012

Booker T. Graves(10)         Director                   45,000(3)         $1.13(4)     30,000 vested      04/27/2011
                                                        15,000(5)         $1.34(4)      5,000 vested      08/01/2011
                                                        15,000(6)         $1.30(4)      5,000 vested      01/04/2012

Charles Radloff              Director                   45,000(3)         $1.13(4)     30,000 vested      04/27/2011
                                                        15,000(6)         $1.30(4)      5,000 vested      01/04/2012

Tasneem Vakharia(11)         Secretary and Vice         25,000(7)         $1.13(4)     25,000 vested      04/27/2011
                             President                  10,000(7)         $1.10(4)     10,000 vested      01/29/2012

Louis Coccoli(12)            President of Gladco        10,000(7)         $1.05(4)     10,000 vested      10/29/2011
                             Enterprises, Inc.
-----------------

(1) These options vest according to the following vesting schedule: 7,500 on the date of grant and 7,500 on January 1, 2003. The options are exercisable for a period of five years from the date of grant.

(2) Equals 110% of the fair market value of the Common Stock of CHST on the date of grant.

(3) These options vest according to the following vesting schedule: 15,000 on the date of grant, 15,000 on January 1, 2002, and 15,000 on January 1, 2003. The options are exercisable for a period of ten years from the date of grant.

(4) Equals 100% of the fair market value of the Common Stock of CHST on the date of grant.

(5) These options vest according to the following vesting schedule: 5,000 on the date of grant and 10,000 on August 1, 2002. The options are exercisable for a period of ten years from the date of grant.

(6) These options vest according to the following vesting schedule: 5,000 on the date of grant, 5,000 on January 1, 2003, and 5,000 on January 1, 2004. The options are exercisable for a period of ten years from the date of grant.

(7) These options are fully vested. They are exercisable for a period of ten years from the date of grant.

(8)  Mr. Ali also owns 857,500 shares of the Company's Common Stock.

(9)  Mr. Donohue also owns 25,000 shares of the Company's Common Stock.

(10) Mr. Graves also owns 7,800 shares of the Company's Common Stock.

(11) Ms. Vakharia also owns 10,000 shares of the Company's Common Stock.

(12) Mr. Coccoli also owns 29,944 shares of the Company's Common Stock.


                              PLAN OF DISTRIBUTION

     Sales of the shares of Common Stock by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the sale of the shares of Common Stock.

     The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders except that the Selling Securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the registrant pursuant to the following provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

     The California Corporations Code and the Company's Bylaws provide that a director of the Company will have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The Company's Bylaws and Sections 204 and 317 of the California Corporations Code contain comprehensive provisions for indemnification of directors, officers and agents of California corporations against expenses, judgments, fines and settlements in connection with litigation. The Company has a policy of providing indemnification for its executive officers, directors and members of its committees, within the scope of the California Corporations Code. It has entered into indemnification agreements with its executive officers, directors and committee members. Under the California Corporations Code, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The Company's Articles of

Incorporation, as amended, provide for indemnification of the directors and officers of the Company against liabilities to the maximum extent provided by California law.

     The Company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1299 Ocean Avenue, Suite 900, Santa Monica, California, 90401. Mark J. Richardson Esq. of Richardson & Associates owns shares of the Company's Common Stock.

                                     EXPERTS

     The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from CHST's Annual Report on Form 10-KSB for the year ended December 31, 2001 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized by CHST to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CHST since the dates as of which information is furnished or since the date of this Prospectus.

                      - - - - - - - - - - - - - - - - - - -

                                TABLE OF CONTENTS

                                                                            Page

COVER PAGE.................................................................    1

ADDITIONAL INFORMATION.....................................................    2

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE.....................................................    2

RISK FACTORS...............................................................    3

USE OF PROCEEDS............................................................    6

DILUTION...................................................................    7

SELLING SECURITYHOLDERS....................................................    7

PLAN OF DISTRIBUTION.......................................................    9

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS...............................................   10

INTERESTS OF NAMED EXPERTS
AND COUNSEL................................................................   11

EXPERTS....................................................................   11

STOCK OPTION PLAN..........................................................  A-1

                          CREATIVE HOST SERVICES, INC.


                                     [LOGO]

                     - - - - - - - - - - - - - - - - - - - -
                                   PROSPECTUS
                     - - - - - - - - - - - - - - - - - - - -

                                  June 17, 2002

                                    EXHIBIT A
                          CREATIVE HOST SERVICES, INC.
                   AMENDED AND RESTATED 2001 STOCK OPTION PLAN
               FOR DIRECTORS, EXECUTIVE OFFICERS, AND EMPLOYEES OF
               AND KEY CONSULTANTS TO CREATIVE HOST SERVICES, INC.

                          Creative Host Services, Inc.
                     Amended and Restated Stock Option Plan
               for Directors, Executive Officers, and Employees of
               and Key Consultants to Creative Host Services, Inc.

     Effective as of April 27, 2001, that certain Stock Option Plan for Directors, Executive Officers, and Employees of and Key Consultants to Creative Host Services, Inc., dated January 30, 2001, is hereby amended and restated in its entirety as follows:

     1. Purpose. The purpose of this Stock Option Plan is to promote the
        -------
interests of Creative Host Services, Inc. ("Company") and its shareholders by enabling it to offer stock options to better attract, retain, and reward directors, executive officers, and employees of and key consultants to the Company and any other future subsidiaries that may qualify under the terms of this Plan. The goal is to strengthen the mutuality of interests between those persons and the shareholders of the Company by providing those persons with a proprietary interest in pursuing the Company's long-term growth and financial success.

     2. Definitions. For purposes of this Plan, the following terms shall have
        -----------
the meanings set forth below.

        (a) "Board" means the Board of Directors of Creative Host Services, Inc.

        (b) "Code" means the Internal Revenue Code of 1986, as amended. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision of the Code.

        (c) "Committee" means the administrative committee of this Plan that is provided in Section 1 below.

        (d) "Common Stock" means the common stock of the Company or any security issued in substitution, exchange, or in lieu thereof.

        (e) "Company" means Creative Host Services, Inc., a California corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include its Parent and Subsidiaries.

        (f) "Director" means any person who serves as a member of the Board of Directors of Creative Host Services, Inc. "Outside Director" means any person who serves as a member of the Board of Directors of Creative Host Services, Inc. and is not a full-time employee of Creative Host Services, Inc. or its subsidiaries.

        (g) "Disabled" means permanent and total disability, as defined in Code
Section 22(e)(3).

        (h) "Employee" means any person who is employed by Creative Host Services, Inc. or any Subsidiary or Parent of the Company on a full or part-time basis, so that they have income taxes withheld and are eligible to participate in employee benefits programs. Such person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the

Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless re-employment upon expiration of such leave is guaranteed by statute or contract. If employment upon expiration of leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        (i) "Exchange Act" means the Securities Exchange Act of 1934.

        (j) "Fair Market Value" per share means, on any given date:

            (1) The last sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System ("NMS") or in case no such reported sale takes place, the average of the closing bid and ask prices on such date; or

            (2) If not quoted on the NMS, the average of the closing bid and ask prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system; or

            (3) If not quoted on any system, the fair market value indicated by the last appraisal of the Company by a professional appraiser or certified public accounting firm; or

            (4) If not quoted on any system or valued by appraisal, the fair market value determined by the Company's Board of Directors in good faith.

        (k) "Incentive Stock Option" means an option to purchase shares of Common Stock that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

        (l) "Insider" means a person who is subject to the provisions of Section 16 of the Exchange Act.

        (m) "Key Consultant" means a person who is engaged by Creative Host Services, Inc. or its Subsidiaries as a non-employee to perform tasks on a contractual basis over a sufficient period of time that he or she satisfies the eligibility criteria set forth by the Securities and Exchange Commission for a non-employee to participate in a registered stock option plan.

        (n) "Non-Qualified Stock Option" means any option to purchase shares of Common Stock that is not an Incentive Stock Option.

        (o) "Officer" is an employee of Creative Host Services, Inc. or its Subsidiaries who is granted the authority to commit the corporation to binding agreements and to function as one of the executives of Creative Host Services, Inc. or its Subsidiaries.

        (p) "Option" means an Incentive Stock Option or a Non-Qualified Stock

Option.

        (q) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of
Section 424(e) of the Code.

        (r) "Participant" means a person who has been granted an Option.

        (s) "Plan" means this Creative Host Services, Inc. Stock Option Plan for Directors, Executive Officers, and Employees of and Key Consultants to Creative Host Services, Inc. and its Subsidiaries, as it may be amended from time to time.

        (t) "Securities Act" means the Securities Act of 1933, as amended.

        (u) "Severance" means, with respect to a Participant, the termination of the Participant's provision of services to the Company as an employee and officer and director and consultant, as the case may be, whether by reason of death, disability, or any other reason. A Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant's rights to reemployment or reappointment are guaranteed by statute or contract.

        (v) "Subsidiary" means any corporation or entity in which the Company, directly or indirectly, controls fifty percent (50%) or more of the total voting power of all classes of its stock having voting power, as determined in accordance with the rules of Code Section 424(f).

        (w) "Ten Percent Shareholder" means any person who owns (after taking into account the constructive ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the stock of the Company.

     3. Administration.
        --------------

        (a) This Plan shall be administered by a Committee appointed by the Board. The Board may remove members from, or add members to, the Committee at any time.

        (b) The Committee shall be composed of the members of the Compensation Committee of the Company's Board of Directors and any other members that the Board of Directors sees fit to appoint.

        (c) The Committee may conduct its meetings in person or by telephone. A majority of the members of the Committee shall constitute a quorum, and any action shall constitute action of the Committee if it is authorized by:

            (i)  A majority of the members present at any meeting; or

            (ii) The unanimous consent of all of the members in writing without a meeting.

        (d) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties.

        (e) The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to the granting of Options to Insiders.

        (f) Subject to the limitations of Section 13 below, the Committee is expressly authorized to make such modifications to this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan.

     4. Duration of Plan.
        ----------------

        (a) This Plan shall be effective as of April 27, 2001, the effective date of its adoption by the Board, provided this Plan is approved by the majority of the Company's shareholders, in accordance with the provisions of Code Section 422, on or prior to twelve (12) months after its adoption. In the event that this Plan is not so approved, this Plan shall terminate and any Options granted under this Plan shall be void and have no further effect.

        (b) This Plan shall terminate on April 27, 2011, except with respect to Options then outstanding.

     5. Number of Shares.
        ----------------

        (a) The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be four hundred fifty thousand (450,000) shares of Common Stock. This aggregate number may be adjusted from time to time as set forth in Section 13 of this Plan.

        (b) Upon the expiration or termination of an outstanding Option which shall not have been exercised in full, any shares of Common Stock remaining unissued shall again become available for the granting of additional Options.

     6. Eligibility. Persons eligible for Options under this Plan shall be
        -----------
limited to the directors, executive officers, and employees of and key consultants to Creative Host Services, Inc. and its Subsidiaries.

     7. Form of Options. Options granted under this Plan may be Incentive Stock
        ---------------
Options or Non-Qualified Stock Options. Options shall be subject to the following terms and conditions:

        (a) Options may be granted under this Plan on such terms and in such form as the Committee may approve, including by not limited to the right to exercise Options on a cashless basis, which conditions shall not be inconsistent with the provisions of this Plan.

        (b) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option. The exercise price of an option, determined on the date of the grant, shall be no less than:

            (i) One hundred ten percent (110%) of the Fair Market Value of the Common Stock in the case of a Ten Percent Shareholder; or

            (ii) One hundred percent (100%) of the Fair Market Value of the Common Stock in the case of any other employee.

        (c) An Option shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in the Option. Except in the case of Options granted to Officers, Directors, and Consultants, Options shall become exercisable at a rate of no less than 20% per year over five (5) years from the date the Options are granted.

        (d) The Committee may modify an existing Option, including the right to:

            (i)   Accelerate the right to exercise it;

            (ii)  Extend or renew it; or

            (iii) Cancel it and issue a new Option.

        (e) No modification may be made pursuant to Paragraph (d) above to an Option that would impair the rights of the Participant holding the Option without his or her consent. Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Section 424(h) of the Code.

        (f) The aggregate Fair Market Value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) or such other limit as may be required by Code Section 422. Should anyone exercise Incentive Stock Options that exceed this limit, such options will be treated as non-qualified stock options for tax purposes.

     8. Issuance of Options.
        -------------------

     Stock Options will be granted from time to time in the future on the terms and conditions recommended by the Committee and approved by the Company's Board of Directors. Each Option shall be evidenced by a written stock option agreement, in form satisfactory to the Committee, executed by the Company and the person to whom such Option is granted. The stock option agreement shall specify whether each Option it evidences is a Non-Qualified Stock Option or an Incentive Stock Option.

     9. Vesting Requirement and Performance Threshold.
        ---------------------------------------------

     The vesting requirements, performance thresholds and other terms and conditions of Options which may be granted under this Plan from time to time, if any, will be determined and approved by the Committee and the Board of Directors; provided, that in all cases unvested Options will automatically expire and be canceled on the date of the Severance of an Employee or Insider who holds such Options except as otherwise specifically provided in future amendments to the Plan, or in specific stock option agreements approved by the Board of Directors on a case by case basis.

     10. Termination of Options.
         ----------------------

         (a) Except to the extent the terms of an Option require its prior termination, each Option shall terminate on the earliest of the following dates.

             (i) The date which is ten (10) years from the date on which the Option is granted or five (5) years from the date of grant in the case of an Incentive Stock Option granted to a Ten Percent Shareholder.

             (ii) If the Participant was Disabled at the time of Severance, the date of the Severance of the Participant to whom the Option was granted, with respect to unvested Options, and the date which is one (1) year from the date of the Severance, with respect to vested Options.

             (iii) The date of Severance of the Participant to whom the Option was granted, with respect to unvested Options, and the date which is ninety (90) days from the date of the Severance of the Participant to whom the Option was granted, with respect to vested Options.

             (iv) The date which is ninety (90) days after the death of the Participant, with respect to vested Options, and the date of death of the Participant, in the case of unvested Options.

             (v) In the case of any Severance other than one described in Subparagraphs (ii) or (iii) above, the date of the Participant's Severance, with respect to unvested Options, and the date that is ninety (90) days from the date of the Participant's Severance, with respect to vested Options.

     11. Non-transferability of Options.
         ------------------------------

         (a) During the lifetime of the Participant, each Option is exercisable only by the Participant.

         (b) No Option under this Plan shall be assignable or transferable, except by will or the laws of descent and distribution.

     12. Adjustments.
         -----------

         (a) In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification), the Committee shall authorize such adjustments as it may deem appropriate with respect to:


             (i)   The aggregate number of shares of Common Stock for which

                   Options may be granted under this Plan;

             (ii) The number of shares of Common Stock covered by each outstanding Option; and

             (iii) The exercise price per share in respect of each outstanding
                   Option.

        (b) The Committee may also make such adjustments in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

     13. Amendment and Termination. The Board may at any time amend or terminate
         -------------------------
this Plan. The Board may not, however, without the approval of the majority-in-interest of the shareholders of the Company, amend the provisions of this Plan regarding:

        (a) The class of individuals entitled to receive Incentive Stock
Options.

        (b) The aggregate number of shares of Common Stock that may be issued under the Plan, except as provided in Section 12 of this Plan.

        (c) To the extent necessary to comply with Rule 16(b) under the Exchange Act, the Board may not make any amendment without approval of the majority-in-interest of the shareholders of the Company that would:

             (i) Materially increase the aggregate number of shares of Common Stock which may be issued to Insiders (except for adjustments under Section 12 of this Plan);

             (ii) Materially modify the requirements as to the eligibility of Insiders to participate; or

             (iii) Materially increase the benefits accruing to Insiders under this Plan.

     14. Tax Withholding.
         ---------------

        (a) The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

        (b) If Common Stock is used to satisfy the Company's tax withholding obligations, the stock shall be valued based on its Fair Market Value when the tax withholding is required to be made.

     15. No Additional Rights.
         --------------------

        (a) The existence of this Plan and the Options granted hereunder shall not affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law.

        (b) Neither the adoption of this Plan nor the granting of any Option shall confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause.

        (c) No Participant shall have any rights as a shareholder with respect to any shares covered by an Option until the date a certificate for such shares has been issued to the Participant following the exercise of the Option.

     16. Securities Law Restrictions.
         ---------------------------

        (a) No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws.

        (b) The Committee may require certain investment or other representations and undertakings by the Participant (or other person acquiring the right to exercise the Option by reason of the death of the Participant) in order to comply with applicable law.

        (c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

     17. Employment or Consulting Relationship. Nothing in the Plan or any
         -------------------------------------
Option granted hereunder shall interfere with or limit in any way the right of the Company or any of its Parents or Subsidiaries to terminate any Participant's employment or consulting at any time, nor confer upon any Participant any right to continue in the employ of, or consult with, the Company or any of its Parents or Subsidiaries.

     18. Market Standoff. Each Participant, if so requested by the Company or
         ---------------
any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act, shall not sell or otherwise transfer any shares of Common Stock acquired upon exercise of Options during a specified period following the effective date of a registration statement of the Company filed under the Securities Act not to exceed six months; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act after the date of adoption of the Plan which includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such six month period.

     19. Special Vesting Provisions. Notwithstanding anything else in the Plan
         --------------------------
to the contrary, all outstanding Options granted to any officer, director, or employee of or key consultant to the Company which have not vested will accelerate to a date at least ten (10) business days prior to the closing date of a sale by the Company of all or substantially all of its assets, a merger of the Company with another company, the sale or issuance of more than 50% of the total issued and outstanding voting stock of the Company to another party or parties in a single transaction or in a series of related transactions, resulting in a change of control of the Company, or a similar business combination or extraordinary transaction involving the Company. The exercise of Options the vesting of which has accelerated pursuant to this Agreement shall not be effective until the closing date of an above-referenced extraordinary transaction or business combination. Vested Options under this Agreement shall terminate on the date of the closing of the event causing the vesting of the Options to accelerate. The vesting of the Options is conditioned upon the closing of the transaction that causes the vesting of the Options to accelerate. If said transaction does not close within 30 days from the acceleration date, then the vesting of the accelerated Options will not be effective, and the Options shall revert to their original vesting schedule, subject to acceleration again in accordance with this Agreement if another extraordinary transaction or business combination is proposed and closes.

     20. Shareholder's Agreement. Each Participant who acquires Common Stock
         -----------------------
through the exercise of Options, if so requested by the Company, shall execute a Shareholder's Agreement which provides for the disposition of the Common Stock in the event the Participant seeks to dispose of his Common Stock or incurs a Severance.

     21. Indemnification. To the maximum extent permitted by law, the Company
         ---------------
shall indemnify each member of the Board and of the Committee, as well as any other Employee of or Key Consultant to the Company with duties under this Plan, against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under this Plan, unless the losses are due to the individual's gross negligence or lack of good faith.

     22. Governing Law. This Plan and all actions taken thereunder shall be
         -------------
governed by and construed in accordance with the laws of the State of California. The venue for any legal proceeding under this Plan will be in the appropriate forum in the County of San Diego, State of California.


Date:  April 27, 2001                Creative Host Services, Inc.
                                     a California Corporation

                                     By: /s/ Sayed Ali
                                       -----------------------------------------
                                       Sayed Ali, President